News Release

Exhibit 99.1

Contact:	William M. Lowe, Jr.	Richard J. Vatinelle
	Executive Vice President and	Vice President and
	Chief Financial Officer	Treasurer
	williamlowe@kemet.com	richardvatinelle@kemet.com
	864-963-6484	954-766-2838

KEMET COMPLETES ACQUISITION OF NEC TOKIN

Greenville, South Carolina (April 19, 2017) - KEMET Corporation (the “Company” or “KEMET”) (NYSE: KEM), a leading global supplier of passive electronic components, announced today that it has completed the acquisition, through its wholly owned subsidiary, KEMET Electronics Corporation (“KEC”), of NEC TOKIN Corporation (“NEC TOKIN”).

The acquisition of NEC TOKIN was completed pursuant to the previously announced February 23, 2017 Definitive NEC TOKIN Stock Purchase Agreement (the “Agreement’) between KEC and NEC Corporation (“NEC”). Pursuant to the Agreement, KEC paid NEC JPY 16.2 billion, or approximately $149.2 million, for all of the outstanding shares of NEC TOKIN it does not already own. The purchase price was comprised of JPY 6.0 billion (approximately $55.3 million) plus one-half of an amount determined to be the excess net cash proceeds from the announced sale of NEC TOKIN’s electro-mechanical devices (“EMD”) business, after the repayment of outstanding indebtedness of NEC TOKIN and after the payment of taxes, fees and expenses relating to the sale of the EMD business. The excess cash calculation is subject to working capital adjustments pursuant to a master sale and purchase agreement for the EMD business. Effective as of today, NEC TOKIN has changed its name to TOKIN Corporation (“TOKIN”).

“We look forward to shaping our future together with TOKIN,” stated Per Loof, the Company’s Chief Executive Officer. “This begins a new transformative chapter for both KEMET and TOKIN. It is an exciting time for all our stakeholders: customers, investors and, indeed, our employees. We look forward to addressing together the opportunities and challenges of developing and designing the next level of technologies that will enable us to exceed the future demands of our customers driven by the global electronic industry,” continued Loof.

As previously announced, based on current estimates, after all payments to NEC (and net of taxes, fees and expenses), the acquisition effectively results in a net cash inflow to the Company, on a consolidated basis, of approximately $38.6 million and 100% ownership of the shares of NEC TOKIN. KEMET’s consolidated combined cash on the balance sheet (including TOKIN Corporation), post-closing, is approximately $269.1 million.

For details of the Agreement, please refer to the Company’s Form 8-K filed on February 23, 2017.

2835 KEMET Way, Simpsonville, SC 29681 USA
864.963.6300 www.kemet.com

KEMET COMPLETES ACQUISITION OF NEC TOKIN
April 19, 2017

About KEMET

The Company's common stock is listed on the NYSE under the ticker symbol "KEM" (NYSE: KEM). At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET offers our customers the broadest selection of capacitor technologies in the industry, along with an expanding range of electromechanical devices, electromagnetic compatibility solutions and supercapacitors. Our vision is to be the preferred supplier of electronic component solutions demanding the highest standards of quality, delivery and service. Additional information about KEMET can be found at http://www.kemet.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws, including the estimate of net cash inflow to the Company, on a consolidated basis. These forward-looking statements are based on management’s current expectations, estimates, beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following:
(i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate; (ii) continued net losses could impact our ability to realize current operating plans and could materially adversely affect our liquidity and our ability to continue to operate; (iii) adverse economic conditions could cause the write down of long-lived assets or goodwill; (iv) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased raw materials; (v) changes in the competitive environment; (vi) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vii) economic, political, or regulatory changes in the countries in which we operate; (viii) difficulties, delays or unexpected costs in completing the restructuring plans; (ix) equity method investment in NEC TOKIN exposes us to a variety of risks; (x) acquisitions and other strategic transactions expose us to a variety of risks; (xi)  the acquisition of NEC TOKIN may not achieve all of the anticipated results (xii) our business could be negatively impacted by increased regulatory scrutiny and litigation; (xiii) the inability to attract, train and retain effective employees and management; (xiv) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xv) exposure to claims alleging product defects; (xvi) the impact of laws and regulations that apply to our business, including those relating to environmental matters; (xvii) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xviii) changes impacting international trade and corporate tax provisions related to the global manufacturing and sales of our products may have an adverse effect on our financial condition and results of operations; (xix) volatility of financial and credit markets affecting our access to capital; (xx) the need to reduce the total costs of our products to remain competitive; (xxi) potential limitation on the use of net operating losses to offset possible future taxable income; (xxii) restrictions in our debt agreements that limit our flexibility in operating our business; (xxiii) failure of our information technology systems to

KEMET COMPLETES ACQUISITION OF NEC TOKIN
April 19, 2017

function properly or our failure to control unauthorized access to our systems may cause business disruptions; (xxiv) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions; and (xxv) fluctuation in distributor sales could adversely affect our results of operations.